VIA EDGAR AND FACSIMILE (202-772-9210)

December 18, 2008

Jennifer Fugario

Staff Accountant

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

RE:	Pegasystems Inc.

Comment Letter dated December 16, 2008

Form 10-K for Fiscal Year Ended December 31, 2007

Filed March 10, 2008

Definitive Proxy Statement on Schedule 14A

Filed April 4, 2008

Form 10-Q for Fiscal Quarter Ended September 30, 2008

Filed November 6, 2008

File No. 001-11859

Dear Ms. Fugario:

This is to confirm that Pegasystems Inc. will respond to the comments contained on the above referenced comment letter on or before January 12, 2009.

Very truly yours,

/s/ Shawn Hoyt

Shawn Hoyt,

General Counsel and Secretary